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                                                                 Exhibit 99.1

              THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO
                             275 FEDERAL PLAZA WEST
                           YOUNGSTOWN, OHIO 44503-1203
                                 (330) 742-0500

                      NOTICE OF SPECIAL MEETING OF MEMBERS

        Notice is hereby given that a Special Meeting of Members of The Home Savings and Loan Company of Youngstown, Ohio (the "Company") will be held at ______________________________, Youngstown, Ohio, on ______ ___, 1998, at __:00
__.m. Eastern Standard Time (the "Special Meeting"), for the following purposes, all of which are more completely set forth in the accompanying Summary Proxy
Statement:

                 1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached to the Summary Proxy Statement as Exhibit A, pursuant to which the Company would convert from a mutual savings and loan association incorporated under the laws of the State of Ohio to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio (the "Conversion") and become a wholly-owned subsidiary of United Community Financial Corp., an Ohio corporation organized for the purpose of acquiring all of the capital stock to be issued by the Company in the Conversion;

                 2. To consider and act upon a resolution to adopt the Amended Articles of Incorporation of the Company, a copy of which is attached to the Plan as Exhibit I;

                 3. To consider and act upon a resolution to adopt the Amended Constitution of the Company, a copy of which is attached to the Plan as
        Exhibit II;

                 4. To consider and act upon a resolution to approve the contribution of up to 1,250,000 common shares of United Community Financial Corp. to the Home Savings Charitable Foundation, a tax-exempt organization established by the Company in 1991 in furtherance of the Company's commitment to the communities it services; and

                 5. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

        Only those members of the Company who have a savings deposit at the Company at the close of business on ________, 1998, are members of the Company entitled to notice of and to vote at the Special Meeting and any adjournments thereof. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO CONSIDER THE ACCOMPANYING SUMMARY PROXY STATEMENT CAREFULLY, TO COMPLETE THE ENCLOSED PROXY CARD(S) AND TO RETURN THE COMPLETED PROXY CARD(S) TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE(S) WILL BE COUNTED.

Youngstown, Ohio                         By Order of the Board of Directors
_______ ___, 1998

                                          Douglas M. McKay,
                                          President



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              THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO
                             275 FEDERAL PLAZA WEST
                           YOUNGSTOWN, OHIO 44503-1203
                                 (330) 742-0500


                             SUMMARY PROXY STATEMENT

                                  INTRODUCTION

        The enclosed proxy (the "Proxy") is being solicited by the Board of Directors of The Home Savings and Loan Company of Youngstown, Ohio (the "Company") for use at a Special Meeting of Members of the Company to be held at ______________________________, Youngstown, Ohio, on ________ ___, 1998, at
__:00 __.m. Eastern Standard Time, and at any adjournments thereof (the "Special Meeting"). The Special Meeting is being held for the following purposes:

                 1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached hereto as Exhibit A, pursuant to which the Company would convert from a mutual savings and loan association incorporated under the laws of the State of Ohio to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio (the "Conversion") and become a wholly-owned subsidiary of United Community Financial Corp. (the "Holding Company"), an Ohio corporation organized for the purpose of acquiring all of the capital stock to be issued by the Company in the Conversion;

                 2. To consider and act upon a resolution to adopt the Amended Articles of Incorporation of the Company (the "Amended Articles"), a copy of which is attached to the Plan as Exhibit I;

                 3. To consider and act upon a resolution to adopt the Amended Constitution of the Company (the "Amended Constitution"), a copy of which is attached to the Plan as Exhibit II;

                 4. To consider and act upon a resolution to approve the contribution of up to 1,250,000 common shares of the Holding Company (the "Contribution") to the Home Savings Charitable Foundation (the "Foundation"), a tax-exempt organization established by the Company in 1991 in furtherance of the Company's commitment to the communities it services; and

                 5. To transact such other business as may properly come before the Special Meeting.

        The Board of Directors of the Company adopted the Plan on December 9, 1997. The Plan has also been approved by the Office of Thrift Supervision (the "OTS") and the Ohio Department of Commerce, Division of Financial Institutions (the "Division"), subject to the approval of the Plan by the members of the Company at the Special Meeting and the satisfaction of certain other conditions.

        The approval of the Plan will have the effect of (i) terminating the voting rights of the present members of the Company and (ii) modifying, and eventually eliminating, their right to receive any surplus in the event of a complete liquidation of the Company. Except for certain rights in the special liquidation account established by the Plan (the "Liquidation Account"), such voting and liquidation rights after the Conversion will vest exclusively in the holders of the common shares of the Holding Company. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account."

        During and upon the completion of the Conversion, the Company will continue to provide services to depositors and borrowers pursuant to its current policies, at its existing offices. In addition, the Company will continue to be a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati and savings accounts at the Company will continue to be insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC") in the Savings Association Insurance Fund (the "SAIF").
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        This Summary Proxy Statement is dated ________ ___, 1998, and is first being mailed to members of the Company, together with the Prospectus of the Holding Company dated __________ ___, 1998 (the "Prospectus"), on or about _________ ___, 1998.


                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

        All depositors at the Company having a savings account of record with the Company on ____________, 1998 (the "Voting Record Date"), are members of the Company eligible to vote at the Special Meeting and at any adjournments thereof ("Voting Members"). Voting Members will be entitled to cast one vote for each $100, or fraction thereof, of the withdrawable value of their savings accounts on the Voting Record Date.

        A savings account in which one or more persons has an interest shall be deemed to be held by only one Voting Member for the purpose of voting at the Special Meeting. Any questions as to the eligibility of a member to vote, the number of votes allocated to each Voting Member or any other matter relating to voting will be resolved at the time of the Special Meeting by reference to the records of the Company.

        The Company records disclose that, as of the Voting Record Date, there were ____________ votes entitled to be cast at the Special Meeting, a majority of which are required to approve the Plan and the Contribution to the Foundation. A vote of three-fifths of the votes cast in person or by proxy at the Special Meeting is required to adopt the Amended Articles and the Amended Constitution of the Company.


                                     PROXIES

        Voting Members may vote in person or by proxy at the Special Meeting. For Voting Members wishing to vote by proxy at the Special Meeting, the enclosed Proxy may be completed and given in accordance with this Summary Proxy Statement. Any other proxy held by the Company will not be used by the Company for the Special Meeting.

        A Proxy will be voted in the manner indicated thereon or, in the absence of specific instructions, will be voted FOR the approval of the Plan, FOR the adoption of the Amended Articles, FOR the adoption of the Amended Constitution and FOR the Contribution to the Foundation. Without affecting any vote previously taken, a Voting Member may revoke a proxy at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving the Company notice of revocation in writing or in open meeting at the Special Meeting.
Attendance at the Special Meeting will not, of itself, revoke a proxy.

        Proxies may be solicited by the directors, officers and employees of the Company in person or by telephone, telegraph or mail, for use only at the Special Meeting and any adjournments thereof and will not be used for any other meeting. The cost of soliciting Proxies will be borne by the Company.


             MANAGEMENT'S RECOMMENDATIONS AND REASONS FOR CONVERSION

        THE BOARD OF DIRECTORS RECOMMENDS THAT MEMBERS VOTE FOR THE APPROVAL OF THE PLAN AND FOR THE ADOPTION OF THE AMENDED ARTICLES AND THE AMENDED CONSTITUTION OF THE COMPANY.

         The principal factors considered by the Company's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion were the numerous competitive advantages which the stock form of organization offers, including growth opportunities, employee retention, and increased capital levels.

         If the Company is to continue to grow and prosper, the mutual form of organization is the least desirable form from a competitive standpoint. The opportunities for a mutual savings and loan association to expand through mutual-to-mutual mergers or cash acquisitions are limited. Although the Company does not have any specific acquisitions planned at this time, the Conversion will position the Company to take advantage of any acquisition opportunities which may present themselves. Because a conversion to stock form is a time-consuming and complex process, the Company cannot wait until a prospective acquisition arises to embark on the conversion process.

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         As an increasing number of the Company's competitors convert to stock form and acquire the ability to use stock-based compensation programs, the Company, in mutual form, would be at a disadvantage when it comes to attracting and retaining qualified management. The Company believes that the Holding Company's employee stock ownership plan (the "ESOP"), stock option plan (the "Stock Option Plan") and recognition and retention plan (the "RRP") are important tools in achieving such goals, even though the Holding Company will be required to wait until at least six months after the Conversion to implement the Stock Option Plan and the RRP. See "MANAGEMENT Stock Benefit Plans" in the Prospectus.


                     MANAGEMENT'S RECOMMENDATION AND REASONS
                     FOR THE CONTRIBUTION TO THE FOUNDATION

         THE BOARD OF DIRECTORS RECOMMENDS THAT MEMBERS VOTE FOR THE APPROVAL OF THE CONTRIBUTION TO THE FOUNDATION.

         The Plan provides that the Holding Company and the Company may contribute common shares of the Holding Company to the Foundation. The Foundation is dedicated to charitable purposes within the communities served by the Company, including community development activities.

         The purpose of the Foundation is to provide funding to support charitable causes and community development activities. The Company believes that the contribution to the Foundation will enhance the long-term value of the Company's community banking franchise by enhancing the Company's visibility and reputation in the communities that it serves. Funding of the Foundation with Common Shares will enable the communities served by the Company to share in the growth and success of the Company and the Holding Company long after completion of the Conversion. The Foundation enables the Company and the Holding Company to develop a unified charitable donation strategy with centralized responsibility for administration and allocation of corporate charitable funds and enables the Company to provide a consistent level of community support in future years, regardless of future earnings. The Company, however, does not expect the contribution to the Foundation to take the place of the Company's traditional community lending activities.


                       THE BUSINESS OF THE HOLDING COMPANY

         The Holding Company was incorporated under Ohio law in February 1998 for the purpose of purchasing all of the capital stock of the Company to be issued in connection with the Conversion. The Holding Company has not conducted and will not conduct any business before the completion of the Conversion, other than business related to the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, the principal assets of which initially will be the capital stock of the Company, cash, the investments made with the net proceeds retained from the sale of common shares of the Holding Company in connection with the Conversion (the "Common Shares") and a loan to be made by the Holding Company to the ESOP to facilitate the ESOP's purchase of Common Shares in the Conversion. See "USE OF PROCEEDS."

        The office of the Holding Company is located at 275 Federal Plaza West, Youngstown, Ohio 44503-1203, and its telephone number is (330) 743-0500.


                           THE BUSINESS OF THE COMPANY

         The Company is a mutual savings and loan association which was organized under Ohio law in 1889 as "The Home Building and Loan." In 1897, the name of the Company was changed to "The Home Savings and Loan Company of Youngstown, Ohio." As an Ohio savings and loan association, the Company is subject to supervision and regulation by the OTS, the Division and the FDIC. The Company is a member of the FHLB of Cincinnati, and the deposits of the Company are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION" in the Prospectus.

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         The Company conducts business from its main office located in
Youngstown, Ohio and 13 full-service branches, located in the Northern Ohio communities of Austintown, Boardman, Canfield, Columbiana, East Palestine, Liberty Township, Lisbon, Niles, Poland, Salem and Struthers. The principal business of the Company is the origination of mortgage loans on one- to four-family residential real estate located in the Company's primary market area, which consists of northern Columbiana County, Mahoning County and southern Trumbull County. The Company also originates loans secured by nonresidential real estate in its primary market area. In addition to real estate lending, the Company originates commercial loans and various types of consumer loans, including home equity loans, education loans, loans secured by savings accounts, motor vehicles, boats and recreational vehicles and unsecured loans. See "THE BUSINESS OF THE COMPANY - Lending Activities" in the Prospectus. The Company invests in interest-bearing deposits in other financial institutions, federal funds and U.S. Treasury and agency Securities. See "THE BUSINESS OF THE COMPANY "Investment Activities." Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC in the SAIF, principal repayments of loans and maturities of securities. See "THE BUSINESS OF THE COMPANY Deposits and Borrowings," in the Prospectus.

         The main office of the Company is located at 275 Federal Plaza West, Youngstown, Ohio 44503-1203, and its telephone number is (330) 743-0500.


                                 THE CONVERSION

         THE OTS AND THE DIVISION HAVE APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE COMPANY ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS AND THE DIVISION. OTS AND DIVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

         On December 9, 1997, the Board of Directors of the Company unanimously adopted the Plan and recommended that the voting members of the Company approve the Plan at the Special Meeting. During and upon completion of the Conversion, the Company will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices, and will retain its existing management and employees.

         Based on an independent appraisal of the pro forma market value of the Holding Company and the Company, as converted, and as a result of the issuance of shares to the Foundation (the "Adjusted Valuation Range"), between 21,250,000 and 28,937,500 Common Shares are expected to be offered in a subscription offering (the "Subscription Offering") and a community offering (the "Community Offering") at a price of $10 per share. Applicable regulations permit the Holding Company to issue up to 33,465,625 Common Shares with an aggregate purchase price of $334,656,250. Federal regulations require, with certain exceptions, that shares offered in connection with the Conversion must be sold up to at least the minimum point of the Adjusted Valuation Range in order for the Conversion to become effective. The actual number of Common Shares sold in connection with the Conversion will be determined upon completion of the Offering based on the final valuation of the Company, as converted. See "Pricing and Number of Common Shares to be Sold."

         The Common Shares will be offered in the Subscription Offering, subject to the rights and restrictions established by the Plan, to (a) eligible depositors of the Company as of July 31, 1996 (the "Eligibility Record Date") who had deposit accounts with balances, in the aggregate, of $50 or more (a "Qualifying Deposit"), (b) the ESOP, (c) eligible depositors of the Company who had Qualifying Deposits as of __________________ (the "Supplemental Eligibility Record Date"), (d) members of the Company eligible to vote at the Special Meeting ("Other Eligible Members"), and (e) directors, officers and employees of the Company.

         Any Common Shares not subscribed for in the Subscription Offering will be offered to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but which will give preference to natural persons residing in Columbiana, Mahoning and Trumbull, Counties, Ohio. Under OTS regulations, the Community Offering must be completed within 45 days after completion of the Subscription Offering, unless such period is extended by the Company with the approval of the OTS and the

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Division. If the Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the Boards of Directors of the Holding Company and the Company will consult with the OTS and the Division to determine an appropriate alternative method of selling unsubscribed Common Shares up to the minimum of the Valuation Range. No alternative sales methods are currently planned.

         The minimum number of Common Shares any person may purchase in the Offering is 25. Each Eligible Account Holder (hereafter defined), Supplemental Eligible Account Holder (hereafter defined) and Other Eligible Member may purchase in the Subscription Offering not more than 30,000 Common Shares. In connection with the exercise of subscription rights arising from a single deposit account in which two or more persons have an interest, however, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase in the Subscription Offering in relation to such account is 30,000 Common Shares. Except for the ESOP, which may purchase up to 10% of the total Common Shares sold in the Offering, no person, together with his or her Associates (hereafter defined) and other persons Acting in Concert (hereafter defined) with him or her, may purchase more than 1.0% of the Common Shares sold in the Offering. Subject to OTS regulations, the purchase limitations may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors of the Holding Company and the Company. If the purchase limitations are increased after the commencement of the Subscription Offering, persons who have subscribed for the maximum amount will be given the opportunity to increase their subscriptions. See "Limitations on Purchases of Common Shares."

         OTS and Ohio regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the voting members of the Company. The commencement and completion of the Conversion will be subject to market conditions and other factors beyond the Company's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Company. In such circumstances, the Company may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, the Company will be required to charge all Conversion expenses against current earnings.

PRINCIPAL EFFECTS OF THE CONVERSION

         VOTING RIGHTS. Deposit holders who are members of the Company in its mutual form will have no voting rights in the Company as converted and will not participate, therefore, in the election of directors or otherwise control the Company's affairs. Voting rights in the Holding Company will be held exclusively by its shareholders, and voting rights in the Company will be held exclusively by the Holding Company as the sole shareholder of the Company. Each holder of the Holding Company's common shares will be entitled to one vote for each share owned on any matter to be considered by the Holding Company's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

         DEPOSIT ACCOUNTS AND LOANS. Deposit accounts in the Company, as converted, will be equivalent in amount, interest rate and other terms to the present deposit accounts in the Company, and the existing FDIC insurance on such accounts will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Company.

         TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by the Company of a private letter ruling from the IRS or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends to proceed with the Conversion based upon an opinion received from its special counsel, Vorys, Sater, Seymour and Pease LLP, to the following effect:

                  (1) The Conversion constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Company in its mutual form or in its stock form as a result of the Conversion. The Company in its mutual form and the Company in its stock form will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                  (2) No gain or loss will be recognized by the Company upon the receipt of money from the Holding Company in exchange for the capital stock of the Company, as converted;

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                 (3) The assets of the Company will have the same basis in its hands immediately after the Conversion as they had in its hands immediately prior to the Conversion, and the holding period of the assets of the Company after the Conversion will include the period during which the assets were held by the Company before the Conversion;

                  (4) No gain or loss will be recognized by the deposit account holders of the Company upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Company immediately prior to the Conversion, of withdrawable deposit accounts in the Company immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Company immediately prior to the Conversion, plus, in the case of eligible depositors of the Company as of the Eligibility Record Date who had Qualifying Deposits (the "Eligible Account Holders") and eligible depositors of the Company as of the Supplemental Eligibility Record Date who had Qualifying Deposits (the "Supplemental Eligible Account Holders"), the interests in the Liquidation Account of the Company, as described below;

                  (5) The basis of the withdrawable deposit accounts in the Company held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Company immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members will be zero (assuming that at distribution such rights have no ascertainable fair market value);

                  (6) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

                  (7) The basis of the Common Shares purchased by members of the Company pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value), and the holding period of such shares will commence on the day after the date of the purchase;

                  (8) For purposes of Section 381 of the Code, the Company will be treated as if there had been no reorganization. The taxable year of the Company will not end on the effective date of the Conversion. Immediately after the Conversion, the Company in its stock form will succeed to and take into account the tax attributes of the Company in its mutual form immediately prior to the Conversion, including the Company's earnings and profits or deficit in earnings and profits;

                  (9) The bad debt reserves of the Company in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of the Company in its stock form as a result of the Conversion and immediately after the Conversion such bad debt reserves will have the same character in the hands of the Company in its stock form as they would have had if there had been no Conversion. The Company in its stock form will succeed to and take into account the dollar amounts of those accounts of the Company in its mutual form which represent bad debt reserves in respect of which the Company in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

                  (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Company available for the


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

         subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Company will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.

                  For Ohio tax purposes, the tax consequences of the Conversion will be as follows:

                   (1) The Company is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status;

                   (2) The Company is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Company's equity capital determined in accordance with generally accepted accounting standards ("GAAP"), and the Conversion will not change such status;


                    (3) As a "financial institution," the Company is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status;

                     (4) The Conversion will not be a taxable transaction to the Company in its mutual or stock form for purposes of the Ohio corporate franchise tax. As a consequence of the Conversion, however, the annual Ohio corporate franchise tax liability of the Company will increase if the taxable net worth of the Company (i.e., book net worth computed in accordance with GAAP at the close of the Company's taxable year for federal income tax purposes) increases thereby; and

                     (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of the Company in its mutual or stock form for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

         The Company has received an opinion from Keller & Company, Inc. ("Keller"), a firm experienced in valuing thrift institutions, to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

         LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Company in its present mutual form, each depositor in the Company would receive a pro rata share of any assets of the Company remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their deposit accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's accounts bears to the total aggregate value of all deposits in the Company at the time of liquidation.

         In the event of a complete liquidation of the Company in its stock form after the Conversion, each depositor would have a claim of the same general priority as the claims of all other general creditors of the Company. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's account plus accrued interest. The depositor would have no interest in the assets of the Company above that amount. Such assets would be distributed to the Holding Company as the sole shareholder of the Company.

         For the purpose of granting a limited priority claim to the assets of the Company in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposit accounts at the Company after the Conversion, the Company will, at the time of Conversion, establish a liquidation account in an amount equal to the net worth of the Company as of December 31, 1997 (the "Liquidation Account"). The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Company.

         Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date.


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

         The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Eligible Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on the last day of each fiscal year of the Holding Company subsequent to the respective record dates, the balance in the deposit account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such deposit account at the close of business on the last day of any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such deposit account shall be adjusted proportionately to the reduction in such deposit account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related deposit account. If any deposit account is closed, its related Subaccount shall be reduced to zero upon such closing.

         In the event of a complete liquidation of the converted Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to the Holding Company as the sole shareholder of the Company. Any assets remaining after satisfaction of such liquidation rights and the claims of the Company's creditors would be distributed to the Holding Company as the sole shareholder of the Company. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another financial institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

         COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

         To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of the Holding Company and the Company will be final. The Plan may be amended by the Boards of Directors of the Holding Company and the Company at any time with the concurrence of the OTS and the Division. If the Company and the Holding Company determine, upon advice of counsel and after consultation with the OTS and the Division, that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to affirm, increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

CONDITIONS AND TERMINATION

         The completion of the Conversion requires the approval of the Plan and the adoption of the Amended Articles of Incorporation and the Amended Constitution by the voting members of the Company at the Special Meeting and the completion of the sale of the requisite amount of Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and the Company will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS and the Division.

SUBSCRIPTION OFFERING

         THE SUBSCRIPTION OFFERING WILL EXPIRE AT 12:00 NOON, EASTERN STANDARD TIME, ON _____ __, 1998. SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE 12:00 NOON, EASTERN STANDARD TIME, ON _____ __, 1998, WILL BE VOID, WHETHER OR NOT THE COMPANY HAS BEEN ABLE TO LOCATE EACH PERSON ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

         Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. EACH PERSON SUBSCRIBING FOR COMMON SHARES MUST REPRESENT TO THE COMPANY THAT HE OR SHE IS PURCHASING SUCH SHARES FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING WITH ANY OTHER PERSON FOR THE SALE OR TRANSFER OF THE COMMON SHARES. ANY PERSON WHO ATTEMPTS TO TRANSFER HIS OR HER SUBSCRIPTION RIGHTS MAY BE SUBJECT TO PENALTIES AND SANCTIONS, INCLUDING LOSS OF THE SUBSCRIPTION RIGHTS.

         The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of Common Shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the voting members of the Company at the Special Meeting.

         The preference categories and preliminary purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

                  (a) Each Eligible Account Holder shall receive, without payment therefor, a nontransferable right to purchase in the Subscription Offering up to the greater of (i) 30,000 Common Shares,
         (ii) .10% of the total number of Common Shares sold in connection with the Conversion, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in Section 11 of the Plan and subject to adjustment by the Board of Directors of the Holding Company and the Company as set forth in Section 11 of the Plan. If the exercise of subscription rights by Eligible Account Holders results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. Notwithstanding the foregoing, Common Shares in excess of 28,750,000, the maximum of the Valuation Range, may be sold to the ESOP before fully satisfying the subscriptions of Eligible Account Holders. No fractional shares will be issued. For purposes of this paragraph (a), increases in the Qualifying Deposits of directors and executive officers of the Company during the twelve months preceding the Eligibility Record Date shall not be considered.

                  (b) The ESOP shall receive, without payment therefor, a nontransferable right to purchase in the Subscription Offering an aggregate amount of up to 10% of the Common Shares sold in the Conversion, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Valuation Range pursuant to paragraph (a) above. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, the Holding Company anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued Common Shares. If the ESOP purchases authorized but unissued Common Shares, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders. See "RISK FACTORS - Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity."

                  (c) Provided that shares remain available after satisfying the subscription rights of Eligible Account Holders and the ESOP pursuant to paragraphs (a) and (b) above each Supplemental Eligible Account Holder will receive, without payment therefor, a nontransferable right to purchase up to the greater of (i) 30,000 Common Shares, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Supplemental Eligible Account Holder's Qualifying

         Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in Section 11 of the Plan and subject to adjustment by the Board of Directors of the Holding Company and the Company as set forth in Section 11 of the Plan. If the exercise of subscription rights by Supplemental Eligible Account Holders results in an oversubscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

                  (d) Provided that shares remain available after satisfying the subscription rights of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders pursuant to paragraphs (a), (b) and (c) above, each Other Eligible Member, other than an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, without payment therefor, a nontransferable right to purchase up to the greater of (i) 30,000 Common Shares, and (ii) .10% of the total number of Common Shares sold in connection with the Conversion, subject to adjustment by the Boards of Directors of the Company and the Holding Company. In the event of an oversubscription by Other Eligible Members, the available Common Shares will be allocated among subscribing Other Eligible Members in the same proportion that their subscriptions bear to the total amount of subscriptions by all Other Eligible Members; provided, however, that, to the extent sufficient Common Shares are available, each subscribing Other Eligible Member shall receive 25 Common Shares before the remaining available Common Shares are allocated.

                  (e) Provided that shares remain available after satisfying the subscription rights of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Eligible Members pursuant to paragraphs (a), (b), (c) and (d), above, the directors, officers and employees of the Company shall receive, without payment therefor, nontransferable rights to purchase an aggregate of up to 15% of the Common Shares sold in connection with the Conversion subject to the overall purchase limitations set forth in Section 11 of the Plan and subject to adjustment by the Boards of Directors of the Company and the Holding Company as set forth in Section 11 of the Plan. The ability of directors, officers and employees to purchase Common Shares under this paragraph is in addition to rights which are otherwise available to them under the Plan.

         If the exercise of subscription rights by directors, officers and employees of the Company results in an oversubscription, Common Shares will be allocated among subscribing directors, officers and employees on an equitable basis to be determined by the Board of Directors of the Company by giving weight to an individual's period of service, compensation and position at the Company. For information as to the number of shares proposed to be purchased by the directors and executive officers, see "Shares to be Purchased by Management Pursuant to Subscription Rights."

         The Board of Directors may reject any one or more subscriptions if, based upon the Board of Directors' interpretation of applicable regulations, such subscriber is not entitled to the shares for which he or she has subscribed or if the sale of shares subscribed for would be in violation of any applicable statutes, regulations, or rules. In connection with the exercise of subscription rights arising from a deposit account in which two or more persons have an interest, the aggregate maximum number of Common Shares which the person having an interest in such account may purchase in the Subscription Offering in relation to such account is 30,000 Common Shares.

         The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which each of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan resides in such country or state; (ii) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require the Holding Company or its officers or directors to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

         The term "resident," as used herein with respect to the Subscription Offering, means any person who, on the date of submission of a Stock Order Form, maintained a bona fide residence within a jurisdiction in which the Common Shares are being offered for sale. If a person is a business entity, the person's residence shall be the location of the principal place of business. If the person is a personal benefit plan, the residence of the beneficiary shall be the residence of the plan. In the case of all other benefit plans, the residence of the trustee shall be the residence of the plan. In all cases, the determination of a subscriber's residency shall be in the sole discretion of the Company and the Holding Company.

COMMUNITY OFFERING

         To the extent Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, the Company is hereby offering Common Shares in the Community Offering subject to the limitations set forth below. If subscriptions are received in the Subscription Offering for up to 33,465,625 Common Shares, Common Shares may not be available in the Community Offering. All sales of the Common Shares in the Community Offering will be at the same price per share as in the Subscription Offering.

         THE COMMUNITY OFFERING WILL BE TERMINATED ON OR BEFORE 12:00 NOON, EASTERN STANDARD TIME, ___________ 1998, UNLESS EXTENDED BY THE COMPANY AND THE HOLDING COMPANY WITH THE APPROVAL OF THE OTS AND THE DIVISION, IF NECESSARY. IN ACCORDANCE WITH THE PLAN, THE OFFERING MAY NOT BE EXTENDED BEYOND
______________, 1998.

         In the event shares are available for the Community Offering, each person, together with any Associate or groups Acting in Concert, may purchase in the Community Offering up to 30,000 Common Shares. If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of the Holding Company and the Company, subject to the following:

                  (i) Preference will be given to natural persons who are residents of Columbiana, Mahoning and Trumbull Counties, Ohio, the county in which the offices of the Company are located;

                  (ii) Orders received in the Community Offering will first be filled up to 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

                  (iii) The right of any person to purchase Common Shares in the Community Offering is subject to the right of the Holding Company and the Company to accept or reject such purchases in whole or in part.

         The term "resident," as used herein with respect to the Community Offering, means any natural person who, on the date of submission of a Stock Order Form, maintains a bona fide residence within, as appropriate, Columbiana, Mahoning and Trumbull Counties, Ohio, or a jurisdiction in which the Common Shares are being offered for sale.

PUBLIC OFFERING

         As a final step in the Conversion, the Plan provides that all Common Shares not purchased in the Subscription Offering and the Community Offering may be offered for sale to the general public in a public offering (the "Public Offering") through a syndicate of registered broker-dealers to be formed. The Company and the Holding Company expect to market any Common Shares which remain unsubscribed after the Subscription Offering and the Community Offering through the Public Offering. The Company and the Holding Company have the right to reject orders in whole or part in their sole discretion in the Public Offering. Neither Trident, McDonald & Company nor any registered broker-dealer shall have any obligation to take or purchase any Common Shares in the Public Offering; however, Trident and McDonald & Company have agreed to use their best efforts in the sale of Common Shares in the Public Offering.

         The price at which Common Shares are sold in the Public Offering will be the same price at which Common Shares are offered and sold in the Subscription Offering and the Community Offering. No person will be permitted to subscribe in the Public Offering for more than 30,000 Common Shares, subject to the maximum purchase limitations. See "- Limitations on Purchases of Common Shares."

LIMITATIONS ON PURCHASES OF COMMON SHARES

         The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent Common Shares are available, the minimum number of Common Shares that may be purchased by any party is 25, or $250. No fractional shares will be issued. Purchases in the Offering are further subject to the limitation that no person, together with his or her Associates and other persons Acting in Concert with him or her, may purchase more than 30,000 Common Shares in the Offering. In connection with the exercise of subscription rights arising from a deposit account in which two or more persons have an interest, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase in the Subscription Offering in relation to such account is 15,000 Common Shares. Such limitations do not apply to the ESOP. Subject to applicable regulations, the purchase limitation may be increased or decreased after the commencement of the Offering by the Boards of Directors.

         The minimum number of Common Shares any person may purchase in the Offering is 25. Each Eligible Account Holder, Supplemental Eligible Account Holder and Other Eligible Member may purchase in the Subscription Offering not more than 30,000 Common Shares. In connection with the exercise of subscription rights arising from a single deposit account in which two or more persons have an interest, however, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase in the Subscription Offering in relation to such account is 30,000 Common Shares. Except for the ESOP, which may purchase up to 10% of the total Common Shares sold in the Offering, no person, together with his or her Associates and other persons Acting in Concert with him or her, may purchase more than 1.0% of the Common Shares sold in the Offering. Subject to OTS regulations, the purchase limitations may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors of the Holding Company and the Company. If the purchase limitations are increased after the commencement of the Subscription Offering, persons who have subscribed for the maximum amount will be given the opportunity to increase their subscriptions. See "Limitations on Purchases of Common Shares."

         Purchases of Common Shares in the Offering are also subject to the change in control regulations of the OTS which restrict direct and indirect purchases of 10% or more of the stock of any savings association by any person or group of persons acting in concert, under certain circumstances. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE COMPANY AND RELATED ANTI-TAKEOVER PROVISIONS - Federal Law and Regulation" in the Prospectus.

         After the Conversion, Common Shares, except for Common Shares purchased by affiliates of the Holding Company and the Company, will be freely transferable, subject to OTS and Division regulations.

PLAN OF DISTRIBUTION

         The offering of the Common Shares is made only pursuant to this Prospectus, which is available at the offices of the Company. See "ADDITIONAL INFORMATION." Officers and directors of the Company will be available to answer questions about the Conversion and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about the Holding Company or the Company unless such information is also set forth in this Prospectus, nor will they render investment advice. The Holding Company will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), and sales of Common Shares will be conducted within the requirements of Rule 3a4-1, which will permit officers, directors and employees of the Holding Company and the Company to participate in the sale of Common Shares. No officer, director or employee of the Holding Company or the Company will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Shares.

         To assist the Holding Company and the Company in marketing the Common Shares, the Holding Company and the Company have retained Trident, a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. ("NASD"). Trident will assist the Company in (i) training and educating the Company's employees regarding the mechanics and regulatory requirements of the conversion process; (ii) conducting information meetings for subscribers and other potential purchasers; and (iii) keeping records of all stock subscriptions. For providing these services, the Company has agreed to pay Trident a commission equal to .95% of the aggregate dollar amount of Common Shares sold in the Subscription Offering and the Community Offering, excluding shares sold by Selected Dealers, if any, and shares purchased by the ESOP and directors, officers, and employees of the Company and their affiliates.

         The Company has also agreed to reimburse Trident for its reasonable legal fees and expenses not to exceed $50,000 and its reasonable out-of-pocket expenses not to exceed $10,000. The Company and the Holding Company have also agreed to indemnify Trident, under certain circumstances, against liabilities and expenses (including legal fees) arising out of or based upon untrue statements or omissions contained in the materials used in the Offering or in various documents submitted to regulatory authorities in respect of the Conversion, including liabilities under the Securities Act of 1933, as amended (the "Act"), unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon certain information furnished to the Company by Trident expressly for use in the Summary Proxy Statement or this Prospectus.

         If Common Shares remain available after the satisfaction of all subscriptions received in the Subscription Offering, Trident and McDonald & Company may enter into an agreement with other NASD member firms ("Selected Dealers") to assist in the sale of Common Shares in the Community Offering. If Selected Dealers are used, the Company will pay a fee for shares sold by Selected Dealers in an amount to be agreed upon jointly by Trident and McDonald & Company and the Company to reflect market requirements at the time of the Community Offering. During the Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date (the "Order Date") for the purchase of Common Shares. When and if the Company believes that enough indications of interest and orders have been received in the Community Offering to consummate the Conversion, Trident and McDonald & Company will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to the Company. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by the Company from Selected Dealers, funds will earn interest at the current passbook savings account rate, which is currently ____%, with an annual percentage yield of ____%, until the completion of the offering. Funds will be returned promptly in the event the Conversion is not consummated.

EFFECT OF EXTENSION OF COMMUNITY OFFERING

         If the Community Offering extends beyond ____________, 1998, persons who have subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that prior to a date specified in the notice, they have the right to affirm, increase, decrease or rescind their subscriptions for Common Shares. Persons who do not affirmatively elect to continue their subscription or who elect to rescind their subscriptions during any such extension will have all of their funds promptly refunded with interest. Persons who elect to decrease their subscriptions will have the appropriate portion of their funds promptly refunded with interest.

USE OF STOCK ORDER FORMS

         Subscriptions for Common Shares in the Subscription Offering and in the Community Offering may be made only by completing and submitting a Stock Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to the Company by mail or in person, prior to 12:00 noon, Eastern Standard Time, on ____________, 1998, a properly executed and completed Stock Order Form, together with full payment of the subscription price of $10 for each Common Share for which subscription is made. ANY STOCK ORDER FORM WHICH IS NOT RECEIVED BY THE COMPANY PRIOR TO 12:00 NOON, EASTERN STANDARD TIME, ON _____ ______, 1998, OR FOR WHICH FULL PAYMENT HAS NOT BEEN RECEIVED BY THE COMPANY PRIOR TO SUCH TIME, WILL NOT BE ACCEPTED. PHOTOCOPIES, TELECOPIES OR OTHER REPRODUCTIONS OF STOCK ORDER FORMS WILL NOT BE ACCEPTED. See "ADDITIONAL INFORMATION."

         AN EXECUTED STOCK ORDER FORM, ONCE RECEIVED BY THE HOLDING COMPANY, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF THE HOLDING COMPANY, UNLESS (I) THE COMMUNITY OFFERING IS NOT COMPLETED BY __________, 1998, OR (II) THE FINAL VALUATION OF THE COMPANY, AS CONVERTED, IS LESS THAN $212,500,000 OR MORE THAN $334,652,500. IF EITHER OF THOSE EVENTS OCCUR, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE SUBSCRIPTION OFFERING OR ORDERED COMMON SHARES IN THE COMMUNITY OFFERING WILL RECEIVE WRITTEN NOTICE THAT THEY HAVE A RIGHT TO AFFIRM, INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS OR ORDERS PRIOR TO A DATE SPECIFIED IN THE NOTICE. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ELECTS TO RESCIND HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. IN ADDITION, IF THE PURCHASE LIMITATIONS ARE INCREASED, PERSONS WHO HAVE SUBSCRIBED FOR THE MAXIMUM AMOUNT WILL BE GIVEN THE OPPORTUNITY TO INCREASE THEIR SUBSCRIPTIONS.

PAYMENT FOR COMMON SHARES

         Payment of the subscription price for all Common Shares for which subscription is made must accompany a completed Stock Order Form in order for subscriptions or orders to be valid. Payment for Common Shares may be made (i) in cash, if delivered in person; (ii) by check, bank draft, or money order made payable to the Company; or (iii) by authorization of withdrawal from deposit accounts in the Company (other than non-self-directed IRAs). No payments by wire transfer will be accepted. The Company cannot lend money or otherwise extend credit to any person to purchase Common Shares.

         Payments made in cash or by check, bank draft, or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits until the Conversion is completed or terminated. Interest will be paid by the Company on such account at the then current passbook savings account rate, which is currently ____% with an annual percentage yield of ____%, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until the check has cleared for payment.

         Instructions for authorizing withdrawals from deposit accounts, including certificates of deposit, are provided in the Stock Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be canceled and the remaining balance will earn interest at the Company's passbook rate subsequent to the withdrawal.

         In order to utilize funds in an IRA maintained at the Company, the funds must be transferred to a self-directed IRA that permits the funds to be invested in stock. There will be no early withdrawal or IRS penalties for such transfer. The beneficial owner of the IRA must direct the trustee of the account to use funds from such account to purchase Common Shares in connection with the Conversion. THIS CANNOT BE DONE THROUGH THE MAIL. Persons who are interested in utilizing IRAs at the Company to subscribe for Common Shares should contact the Conversion Information Center at (330) ___-___ for instructions and assistance.

         Subscriptions will not be filled by the Company until subscriptions have been received in the Offering for up to 21,250,000 Common Shares, the minimum point of the Adjusted Valuation Range. If the Conversion is terminated, all funds delivered to the Company for the purchase of Common Shares will be returned with interest, and all charges to deposit accounts will be rescinded. If subscriptions are received for at least 21,250,000 Common Shares, subscribers and other purchasers will be notified by mail, promptly upon completion of the sale of the Common Shares, of the number of shares for which their subscriptions have been accepted. The funds on deposit with the Company for the purchase of Common Shares will be withdrawn and paid to the Holding Company in exchange for the Common Shares. Certificates representing Common Shares will be delivered promptly thereafter.
The Common Shares will not be insured by the FDIC.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

INTENDED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the intended purchases by the directors and executive officers of the Company and the Holding Company:

Name                          Total shares (1)       Percent of total offering (2)  Aggregate purchase price (1)
----                          ------------           -------------------------      ------------------------
Richard M. Barrett
James E. Bennett, Jr.
Charles. B. Cushwa, III
Donald R. Inglis
Patrick A. Kelly
Gary Keller
William A. Holdford
Douglas B. McKay
Herbert F. Schuler, Sr.
Clarence R. Smith, Jr.
Robert J. Steele, Jr.
Donald J. Varner
John F. Zimmerman, Jr.
All directors and executive
   officers as a group (13 persons)

-----------------------------

(1) Includes intended purchases by Associates of directors and executive officers, to the extent known.

(2) Assumes that 25,000,000 Common Shares, the mid-point of the Adjusted Valuation Range, will be sold in connection with the Conversion at $10 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. See "Pricing and Number of Common Shares to be Sold."


         All purchases by executive officers and directors of the Company are being made for investment purposes only and with no present intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

         The aggregate offering price of the Common Shares will be based on the pro forma market value of the shares as determined by an independent appraisal of the Company, as converted, and the Holding Company. Keller, a firm which evaluates and appraises financial institutions, has been retained by the Company to prepare an appraisal of the estimated pro forma market value of the Company as converted, and the Holding Company. Keller will receive a fee of $27,000 for its appraisal and one update and will not be reimbursed for out-of-pocket expenses.

         Keller was selected by the Board of Directors of the Company because Keller has extensive experience in the valuation of thrift institutions, particularly in the mutual-to-stock conversion context. The Board of Directors reviewed the credentials of Keller's appraisal personnel and obtained references and recommendations from other companies which have engaged Keller. Keller is certified by the OTS as a mutual-to-stock conversion appraiser. The Company and Keller have no relationships which would affect Keller's independence.

         The appraisal was prepared by Keller in reliance upon the information contained herein and in the Prospectus. Keller also considered the following factors, among others: the economic and demographic conditions in the Company's primary market area; the quality and depth of the Company's management and personnel; certain historical financial and other information relating to the Company; a comparative evaluation of the operating and financial statistics of the Company with those of other thrift institutions; the aggregate size of the Offering; the impact of the Conversion on the Company's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions and thrift holding companies; and general conditions in the markets for such stocks. The Boards of Directors of the Holding Company and the Company reviewed and deemed appropriate the assumptions and methodology used by Keller in preparing the appraisal.

         The Pro Forma Value, determined by Keller, is $250,000,000 as of February 24, 1998. The Adjusted Valuation Range established in accordance with the Plan is $212,500,000 to $289,375,000 which, based upon a per share offering price of $10, will result in the sale of between 21,250,000 and 28,937,500 Common Shares. Applicable regulations permit the Holding Company to Common Shares in an amount not to exceed issue up to a total of 33,465,625 Common Shares with an aggregate purchase price of $334,656,250. The total number of Common Shares sold in the Conversion will be based on the Valuation Range. Pro forma shareholders' equity per share and pro forma earnings per share decrease moving from the low end to the high end of the Valuation Range. See "PRO FORMA DATA."

         If, due to changing market conditions, the final valuation is less than $212,500,000 or more than $334,656,250, subscribers will be given the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

         THE APPRAISAL BY KELLER IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION, KELLER HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF THE AUDITED FINANCIAL STATEMENTS AND STATISTICAL INFORMATION PROVIDED BY THE COMPANY. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE COMPANY, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE COMPANY OR THE HOLDING COMPANY. THE VALUATION CONSIDERS THE COMPANY ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE COMPANY. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT THE CONVERSION PURCHASE PRICE.

         A copy of the complete appraisal is on file and open for inspection at the office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552; at the Central Regional Office of the OTS, 200 West Madison Street, Suite 1300, Chicago, Illinois 60606; at the office of the Division, 77 S. High Street, Columbus, Ohio 43215; and at the offices of the Company.

RESTRICTIONS ON REPURCHASE OF COMMON SHARES

         OTS regulations generally prohibit the Holding Company from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the outstanding capital stock during a twelve-month period. The OTS may permit a repurchase during the first year following the completion of the Conversion or may permit the Holding Company to exceed the 5% limits in the second and third years if exceptional circumstances are established. In addition, any repurchase during the three years following the completion of the Conversion, the Company's regulatory capital must equal or exceed all regulatory capital requirements. Before the commencement of a repurchase program, the Holding Company must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of the Company or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following the Conversion.

         Ohio regulations prohibit the Holding Company from repurchasing shares during the first year after the Conversion if the effect thereof would cause the Company not to meet its capital requirements.

RESTRICTIONS ON TRANSFER OF COMMON SHARES BY DIRECTORS AND OFFICERS

         Common Shares purchased by directors and executive officers of the Holding Company will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. The certificates evidencing Common Shares issued by the Holding Company to directors and executive officers will bear a legend giving appropriate notice of the restriction imposed upon them. In addition, the Holding Company will give appropriate instructions to the transfer agent (if any) for the Holding Company's common shares in respect of the applicable restriction on transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

         Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of the Holding Company or the Company, or any of their Associates, may purchase any common shares of the Holding Company without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of the Holding Company or shares acquired by any stock benefit plan of the Holding Company or the Company.

         The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Common Shares received by affiliates of the Holding Company will be subject to resale restrictions. An "affiliate" of the Holding Company, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Holding Company. Rule 144 generally requires that there be publicly available certain information concerning the Holding Company and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is generally entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of the Holding Company or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, such as The Nasdaq Stock Market, the average weekly reported volume of trading during the four weeks preceding the sale.

RIGHTS OF REVIEW

         Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves the Plan may obtain review of such action by filing in the Court of Appeals of the United States for the circuit in which the principal office or residence of such person is located or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated, or set aside. Such petition must be filed within 30 days after the date of mailing of proxy materials to the voting members of the Company or within 30 days after the date of publication in the Federal Register of notice of approval of the Plan by the OTS, whichever is later.

OTHER

        THE PLAN IS ATTACHED TO THIS SUMMARY PROXY STATEMENT AS EXHIBIT A AND SHOULD BE REVIEWED CAREFULLY. ALL STATEMENTS MADE IN THIS SUMMARY PROXY STATEMENT AND THE PROSPECTUS ARE HEREBY QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN. THE ADOPTION OF THE PLAN BY THE VOTING MEMBERS AT THE SPECIAL MEETING WILL AUTHORIZE THE BOARDS OF DIRECTORS OF THE HOLDING COMPANY AND THE COMPANY TO AMEND OR TERMINATE THE PLAN. IF THE BOARDS OF DIRECTORS OF THE HOLDING COMPANY AND THE COMPANY DETERMINE, UPON ADVICE OF COUNSEL AND AFTER CONSULTATION WITH THE OTS AND THE DIVISION, THAT ANY SUCH AMENDMENT IS MATERIAL, SUBSCRIBERS WILL BE NOTIFIED OF THE AMENDMENT AND WILL BE PROVIDED THE OPPORTUNITY TO AFFIRM, INCREASE, DECREASE OR CANCEL THEIR SUBSCRIPTIONS.

                                 THE FOUNDATION

GENERAL

         The Plan provides that the Holding Company and the Company may contribute common shares to the Foundation. The Company believes that the contribution to the Foundation will enhance the long-term value of the Company's community banking franchise by enhancing the Company's visibility and reputation in the communities that it serves. The Foundation is dedicated to charitable purposes within the communities served by the Company, including community development activities.

PURPOSE OF THE FOUNDATION

         The purpose of the Foundation is to provide funding to support charitable causes and community development activities. The Foundation was formed in 1991 to augment the Company's community activities. The Foundation is dedicated exclusively to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to the Company. The Board of Directors believes the establishment of a charitable foundation is consistent with the Company's commitment to community service and to the Company's CRA responsibilities. Funding of the Foundation with Common Shares will enable the communities served by the Company to share in the growth and success of the Company and the Holding Company long after completion of the Conversion. The Foundation enables the Company and the Holding Company to develop a unified charitable donation strategy with centralized responsibility for administration and allocation of corporate charitable funds and enables the Company to provide a consistent level of community support in future years, regardless of future earnings. The Company, however, does not expect the contribution to the Foundation to take the place of the Company's traditional community lending activities.

STRUCTURE OF THE FOUNDATION

         The Foundation is a charitable trust established exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The trust agreement provides that no part of the net earnings of the Foundation will inure to the benefit of any private shareholder or individual.

         The authority for the administration of the Foundation is vested in an independent trustee. The Company has the power to direct the trustee with respect to distributions by the Foundation, consistent with the purposes for which the Foundation was established.

         The Holding Company proposes to contribute to the Foundation immediately following the Conversion, out of authorized but unissued common shares, a number of shares equal to 5.0% of the Common Shares issued in the Conversion, subject to the overall limitation of 1,250,000 common shares. Such contribution would equal 1,062,500

Common Shares at the minimum of the Adjusted Valuation Range and 1,250,000 common shares at the mid-point, maximum and adjusted maximum of the Adjusted Valuation Range, which would have a market value of $10,625,000 and $12,500,000, respectively, based on the purchase price of $10.00 per share. The Company and the Holding Company determined to fund the Foundation with Common Shares to enhance the ties between the Company and the communities it serves by allowing the communities to share in the growth and success of the Company and the Holding Company over the long term. The funding of the Foundation with Common Shares also provides the Foundation with a potentially larger endowment than if the Holding Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the growth and success of the Holding Company. The contribution of Common Shares to the Foundation has the potential to provide a self-sustaining funding mechanism to enable the Company to maintain a consistent level of charitable grants and donations regardless of the Company's income.

         The Foundation will receive working capital from any dividends that may be paid on the Common Shares in the future. Subject to applicable federal and state laws, the Foundation may also obtain funds through loans collateralized by the Common Shares or from the proceeds of the sale of any of the Common Shares in the open market from time to time to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Holding Company would have 22,312,500, 26,250,000, 30,187,500 and 34,715,265 shares issued and outstanding at the minimum, mid-point, maximum and adjusted maximum of the Valuation Range, respectively. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Holding Company's Common Shares would be diluted as compared to their interests in the Holding Company if the Foundation were not established. Assuming the sale of Common Shares at the maximum of the Adjusted Valuation Range and the issuance of 1,250,000 common shares to the Foundation, there will be a dilution of approximately 4.14% to the membership and voting interests in the Holding Company of the persons purchasing Common Shares in the Conversion. For additional discussion of the dilutive effect, see "PRO FORMA DATA" in the Prospectus.

TAX CONSIDERATIONS

         The Foundation qualifies as a Section 501(c)(3) exempt organization under the Code, and is classified as a private foundation.

         Under the Code, the Holding Company is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income (with certain modifications) for such year. Charitable contributions made by the Holding Company in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. The Company and the Holding Company believe that the Conversion presents a unique opportunity to establish and fund the Foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Company and the Holding Company considered the dilutive impact of the contribution of Common Shares to the Foundation on the amount of Common Shares available to be offered for sale in the Conversion. Based on such consideration, the Company and Holding Company believe that the contribution to the Foundation in excess of the 10% annual deduction limitation is justified given the Company's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the communities served by the Company. In this regard, assuming the sale of the Common Shares at the mid-point of the Valuation Range, the Holding Company would have pro forma shareholders' equity of $356.3 million, or ____% of pro forma consolidated assets, and the Company's pro forma tangible, core and total risk-based capital ratios would be ____%, ____% and ____%, respectively. See "REGULATORY CAPITAL COMPLIANCE," "CAPITALIZATION," AND "COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION" in the Prospectus. The amount of the contribution will not adversely impact the financial condition of the Company and the Holding Company, and the Company and the Holding Company therefore believe that the amount of the charitable contribution is reasonable and is safe and sound given the Company's and the Holding Company's pro forma capital positions.

         The Company and the Holding Company have received an opinion of their independent tax advisors that the Holding Company's contribution of its own shares to the Foundation would not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the fair market value of the shares at the time of the contribution, subject to the annual deduction limitation described above. The Holding Company, however, will be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. The Company's and the Holding Company's independent tax advisors, however, have not rendered advice as to the fair market value for purposes of determining the amount of the tax deduction. If the Foundation would have been established in 1997, the Holding Company would have received a tax benefit of approximately $_____ million (based on the Company's pre-tax income for 1997, an assumed marginal tax rate of __% and a deduction for the contribution of Common Shares equal to $____ million). The Holding Company is permitted under the Code to carry over the excess contribution over the five-year period following the contribution to the Foundation. Assuming the close of the Offering at the mid-point of the Valuation Range, the Holding Company estimates that all of the deduction should be deductible over the six-year period. Neither the Company nor the Holding Company expect to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, the Company and the Holding Company may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Company and the Holding Company at that time, the interests of shareholders of the Holding Company and the depositors of the Company, and the financial condition and operations of the Foundation.

         As a private foundation, earnings and gains, if any, from the sale of common shares or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The Foundation is required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION

         The contribution to the Foundation is expected to be subject to the following conditions being agreed to by the Foundation in writing as a condition to receiving OTS approval of the Conversion.


                                                  USE OF PROCEEDS

         The following table presents the estimated gross and net proceeds from the sale of the Common Shares, based on the Valuation Range:

                                          Minimum           Mid-point              Maximum          Maximum, as adjusted
                                          -------           ---------              -------          --------------------

Gross proceeds                          $212,500,000       $250,000,000         $289,375,000            $334,656,250
Less estimated expenses                    3,172,000          3,500,000            3,845,000               4,240,000
                                        ------------       ------------         ------------            ------------
Total net proceeds                      $209,328,000       $246,500,000         $285,530,000            $330,416,250
                                        ============       ============         ============            ============


         The net proceeds from the sale of the Common Shares may vary depending upon financial and market conditions at the time of the completion of the Offering. See "THE CONVERSION - Pricing and Number of Common Shares to be Sold." The expenses detailed above are estimated. Actual expenses may be more than or less than estimated. See "THE CONVERSION - Plan of Distribution."

         The Holding Company will retain up to 50% of the net proceeds from the sale of the Common Shares, or approximately $165.2 million at the adjusted maximum of the Adjusted Valuation Range. Such proceeds will be used to lend up to 8% of the proceeds of the Offering to the ESOP to acquire Common Shares in the Offering. Based upon the issuance of 33,465,625 shares at the adjusted maximum of the Adjusted Valuation Range, the loan to the ESOP would be $26.8 million. See "MANAGEMENT - Stock Benefit Plans -- Employee Stock Ownership Plan." The loan to the ESOP will have a term of up to 15 years and an interest rate equal to ___________________________, which is currently _____%. The balance of the net proceeds may be invested initially in investment securities, mortgage-backed securities, U.S. Government and federal agency securities of various maturities, deposits in either the Company or other financial institutions, or a combination thereof.

         Ultimately the proceeds retained by the Holding Company may be used for payments of dividends, repurchases of Common Shares, funding of the RRP and other general corporate purposes. The Holding Company currently has no specific plan to repurchase any of the Common Shares. In the future, the Board of Directors of the Holding Company will make decisions on the repurchase of the Common Shares based on its view of the appropriateness of the price of the Common Shares as well as the Holding Company's and the Company's investment opportunities and capital needs. OTS regulations generally prohibit the Holding Company from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the outstanding capital stock during a twelve-month period. The OTS may permit a repurchase during the first year following the completion of the Conversion or may permit the Holding Company to exceed the 5% limits in the second and third years if exceptional circumstances are established. In addition, after any repurchase during the three years following the completion of the Conversion, the Company's regulatory capital must equal or exceed all regulatory capital requirements. See "THE CONVERSION - Restrictions on Repurchase of Common Shares."

         The remainder of the net proceeds received from the sale of the Common Shares, approximately $165.2 million at the adjusted maximum of the Valuation Range, will be invested by the Holding Company in the capital stock to be issued by the Company to the Holding Company. The resulting increase in the regulatory capital of the Company will permit the Company to expand its lending and investment activities and to enhance customer services. The Company anticipates that the portion of the net proceeds received by the Company will initially be invested in overnight funds and short-term investments with maturities of one to three years and eventually utilized for general corporate purposes, including loan originations. The Company may also use such funds for the expansion of its facilities, and, although no such transactions are specifically being considered at this time, to expand operations through acquisitions of other financial institutions, branch offices or other financial services companies, including those located within the Company's market area or the establishment of de novo branch offices or loan origination facilities.

                            MARKET FOR COMMON SHARES

         Neither the Holding Company nor the Company has ever issued capital stock to the public and, consequently, there is currently no established market for the Common Shares. The Holding Company received conditional approval to have the Common Shares listed on Nasdaq under the symbol "_____." One of the conditions to the Nasdaq listing is the commitment of at least three brokerage firms to make a market in the Common Shares. Trident and McDonald & Company have informed the Holding Company that they intend to make a market in the Common Shares and expect that additional market makers will be identified.

         A public trading market for the stock of any issuer, including the Holding Company, depends upon the presence of both willing buyers and willing sellers at any given time. Accordingly, the number of active buyers and sellers of the Common Shares at any particular time may be limited. No assurance can be given that an active or liquid market for the Common Shares will develop after the completion of the Conversion or, if such a market does develop, that it will continue. Investors should consider, therefore, the potentially long-term nature of an investment in the Common Shares.

         The appraisal of the pro forma market value of the Common Shares is not a recommendation as to the advisability of purchasing Common Shares, nor does it represent Keller's opinion as to the price at which the Common Shares may trade. There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in the Conversion. See "RISK FACTORS - Absence of Established Market for the Common Shares" in the Prospectus.

                                 DIVIDEND POLICY

         Following the completion of the Conversion, the Board of Directors of the Holding Company intends to establish a dividend policy. The declaration and payment of dividends by the Holding Company will be subject to the discretion of the Board of Directors of the Holding Company, to the earnings and financial condition of the Holding Company and to general economic conditions. The timing of payments of dividends and the annual rate will depend upon a determination by the Board of Directors of the Holding Company, in the exercise of its discretion, that the net income, capital and consolidated financial condition of the Holding Company and the general economy justify the declaration and payment of dividends by the Holding Company, subject to the limitation under Ohio law that a corporation may pay dividends only out of surplus. There can be no assurance that dividends will be paid on the Common Shares or, if paid, that such dividends will continue to be paid in the future. In addition, the Holding Company will not take any action that would further the payment of a tax-free return of capital to its shareholders during the first year following the completion of the Conversion.

         Other than earnings on the investment of the proceeds retained by the Holding Company and interest earned on the loan to the ESOP, the principal source of income of the Holding Company will be dividends periodically declared and paid by the Board of Directors of the Company on the common shares of the Company held by the Holding Company. The declaration and payment of dividends by the Company to the Holding Company will be subject to the discretion of the Board of Directors of the Company, to the earnings and financial condition of the Company, to general economic conditions and to federal and state restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted associations, the Company will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION - Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources" in the Prospectus. The Company may not pay a dividend unless such dividend also complies with an OTS regulation limiting capital distributions by savings and loan associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases, and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. See "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions" in the Prospectus.


                        DESCRIPTION OF AUTHORIZED SHARES

GENERAL

         Articles of Incorporation of the Holding Company authorize the issuance of __________ common shares, and ____ preferred shares. Neither the common shares nor the preferred shares authorized by the Holding Company's Articles of Incorporation have par value. Upon receipt by the Holding Company of the purchase price therefor and subsequent issuance thereof, each Common Share issued in the Conversion will be fully paid and nonassessable. Notwithstanding the foregoing, until payments are received by the Holding Company from the ESOP in accordance with the terms of a loan agreement to be entered into by and between the Holding Company and the ESOP, Common Shares issued to the ESOP for which payment in money has not been received will not be fully paid and non-assessable. The Common Shares will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

         None of the preferred shares of the Holding Company will be issued in connection with the Conversion. The Board of Directors of the Holding Company is authorized, without shareholder approval, to issue preferred shares and to fix and state the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred shares may rank prior to the common shares as to dividend rights, liquidation preferences or both. Each holder of preferred shares will be entitled to one vote for each preferred share held of record on all matters submitted to a vote of shareholders. The issuance of preferred shares and any conversion rights which may be specified by the Board of Directors for the preferred shares could adversely affect the voting power of holders of the common shares. The Board of Directors has no present intention to issue any of the preferred shares.

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         The following is a summary description of the rights of the common shares of the Holding Company, including the material express terms of such shares as set forth in the Holding Company's Articles of Incorporation.

LIQUIDATION RIGHTS

         In the event of the complete liquidation or dissolution of the Holding Company, the holders of the Common Shares will be entitled to receive all assets of the Holding Company available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Holding Company, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account payable as a result of a liquidation of the Company. See "THE CONVERSION - Liquidation Account."

VOTING RIGHTS

         The holders of the Common Shares will possess exclusive voting rights in the Holding Company. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK AND ANTI-TAKEOVER PROVISIONS - Articles of Incorporation of the Holding Company -- Elimination of Cumulative Voting" in the Prospectus.

DIVIDENDS

         The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY," "REGULATION - Office of Thrift Supervision -- Limitations on Capital Distributions" and "TAXATION - Federal Taxation" in the Prospectus for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

         After the consummation of the Conversion, no shareholder of the Holding Company will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class of the Holding Company, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

         See "THE CONVERSION - Restrictions on Repurchase of Common Shares" for a description of the limitations on the repurchase of stock by the Holding Company; "THE CONVERSION - Restrictions on Transfer of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK AND ANTI-TAKEOVER PROVISIONS" for information regarding regulatory restrictions on acquiring Common Shares.


                                     EXPERTS

         Keller has consented to the publication herein of the summary of its opinion as to the estimated pro forma market value of the Company, as converted, and the Holding Company and to the use of its name and statements with respect to it appearing herein.


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                                LEGAL PROCEEDINGS

         The Company is not presently involved in any material legal proceedings. From time to time, the Company is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by the Company.


                  ADDITIONAL INFORMATION AND STOCK ORDER FORMS

        The Prospectus contains the following: audited financial statements of the Company, including statements of income and retained earnings, for the three fiscal years ended December 31, 1997, management's discussion and analysis of financial condition and results of operations; selected financial information of the Company for the five fiscal years ended December 31, 1997; information concerning the capitalization of the Company; a description of the Company's lending, savings and investment activities; and additional information about the business and financial condition of the Company. A copy of the Prospectus accompanies this Summary Proxy Statement. To obtain an additional copy of the Prospectus, contact the Company's Conversion Information Center at (330)
____________.

        The Subscription Offering will commence on _________ ___, 1998, and end at 12:00 noon, Eastern Standard Time, on _______ ____, 1998. Stock Order Forms for purchases of Common Shares in the Subscription Offering must be received by the Company on or before noon, Eastern Standard Time, on ______ ___, 1998.


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